Filed Pursuant to Rule 424(b)(7)
Registration No. 333-181672

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated June 11, 2012)

4,202,443 Shares

Common Stock

This prospectus supplement no. 1 amends and supplements the prospectus dated June 11, 2012, relating to the resale by certain selling stockholders of shares of our common stock issuable upon exercise of the warrants issued to those selling stockholders pursuant to the Warrant Purchase Agreement.

You should read this prospectus supplement no. 1 in conjunction with the prospectus. This prospectus supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement no. 1 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement no. 1 supersedes information contained in the prospectus.

You should consider carefully the risk factors beginning on page 4 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before investing in the shares of common stock issuable upon exchange of the debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement no. 1. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is April 16, 2015.

SELLING STOCKHOLDERS

The following information is provided to amend and supplement the selling stockholders table in the prospectus to reflect the addition of certain selling stockholders and to register additional shares for certain selling stockholders previously listed in the prospectus or any amendments or supplements thereto. The information set forth below is based upon information provided by or on behalf of those selling stockholders. The percentages of shares owned after the offering are based on 107,721,561 shares of our common stock outstanding as of March 31, 2015. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the shares.

Name of Beneficial Owner(1)	Shares of Common Stock Owned Prior to Offering(2)	Number of Shares Being Offered	Shares of Common Stock Owned After Offering(2)(3)
			Number	Percent
Douglas DeVivo(4)	1,013,137	35,000	978,137	*

*	Less than 1% of our outstanding common stock.

(1)	Additional selling stockholders not named in this prospectus supplement no. 1 or the prospectus, including any amendments or supplements thereto, will not be able to use this prospectus supplement no. 1 and the prospectus, including any amendments or supplements thereto, for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment.

(2)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power.

(3)	Assumes that all shares being registered in this prospectus supplement no. 1 and the prospectus, including any amendments or supplements thereto, are resold to third parties and that with respect to a particular selling stockholder, such selling stockholder sells all shares of common stock registered under this prospectus supplement no. 1 and the prospectus, including any amendments or supplements thereto, held by such selling stockholder.

(4)	Consists of (a) 503,000 shares held of record by the DeVivo Asset Management Co. LLC, Money Purchase Plan, or Plan, (b) 377,137 shares held of record by the DeVivo Survivor’s Trust, (c) 100,000 held by Alce Partners, LLP, or Alce, of which Mr. DeVivo is a General Partner, and (d) 33,000 shares held in various trusts for the benefit of Mr. DeVivo and his children. Mr. DeVivo is the Trustee of the Plan, the DeVivo Survivor’s Trust and the individual trusts and may be deemed to have voting and investment power over the shares held by each of these entities. As a General Partner of Alce, Mr. DeVivo is deemed to have voting and investment power over the shares held by that entity.

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